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SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK	: : X	Index No. 06/603 842 IAS Part 53 J.S.C. Charles E. Ramos

Maxine Babus, Derivatively On Behalf Of Nominal Defendant
LORAL SPACE & COMMUNICATIONS INC.,
Plaintiff,
vs.
MICHAEL B. TARGOFF, MARK H. RACHESKY, M.D., SAI
DEVABHAKTUNI, HAL GOLDSTEIN, JOHN D. HARKEY, JR., DEAN A.
OLMSTEAD, ARTHUR L. SIMON, and JOHN P. STENBIT,
Defendants,
and
LORAL SPACE & COMMUNICATIONS INC.,
Nominal Defendant.

MEMORANDUM OF UNDERSTANDING

The undersigned parties to the shareholder derivative action filed on November 3, 2006 in the Supreme Court of the State of New York, County of New York (the “Court”), captioned Babus v. Targoff, et al., Index No. 06/603 842 (the “Lawsuit”), and MHR Capital Partners Master Account LP (“Master Account”), MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III” and together with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III, the “MHR Funds”) have reached an agreement in principle providing for the settlement of the causes of action set forth in the Shareholder Derivative Complaint on the terms and subject to the conditions set forth in this Memorandum of Understanding (“MOU”):

WHEREAS, the Lawsuit is brought by shareholder Maxine Babus (“Plaintiff”) and asserts derivative claims on behalf of Loral Space & Communications Inc. (“Loral” or the “Company”) against Michael B. Targoff, Mark H. Rachesky, M.D., Sai Devabhaktuni, Hal Goldstein, John D. Harkey, Jr., Dean A. Olmstead, Arthur L. Simon and John P.

Stenbit (collectively, the “Individual Defendants”) who constitute Loral’s board of directors (the “Board”);

WHEREAS, the Lawsuit alleges that the Individual Defendants breached their fiduciary duties, including the fiduciary duty of loyalty, in connection with the Company’s agreement to sell to the Company’s largest shareholder, MHR Fund Management LLC (“Fund Management”), approximately $300 million in shares (the “Preferred Shares”) of the Company’s Series A-1 Cumulative 7.50% Convertible Preferred Stock, par value $.01 per share, and the Company’s Series B-1 Cumulative 7.50% Preferred Stock, par value $.01 per share, pursuant to that certain Securities Purchase Agreement, dated as of October 17, 2006, as amended and restated as of February 27, 2007 (the “SPA”), by and between the Company and Fund Management;

WHEREAS, the Lawsuit seeks declaratory relief, preliminary and permanent equitable relief, and monetary damages;

WHEREAS, on December 8, 2006, Plaintiff served a motion for expedited discovery on Loral and the Individual Defendants (together, the “Defendants”). Defendants served their opposition to Plaintiff’s motion on December 18, 2006, and Plaintiff served her reply on December 21, 2006. The motion was scheduled for oral argument before the Court on January 3, 2007;

WHEREAS, the parties conferred prior to the hearing on January 2, 2007, and Plaintiff agreed to withdraw her motion in exchange for Defendants’ agreement to produce the documents requested by Plaintiff;

WHEREAS, as a result of the parties’ January 2, 2007 negotiation and subsequent discussions concerning discovery, Defendants produced, and Plaintiff’s counsel have reviewed, non-public documents over the past three months produced by Defendant’s counsel and interviewed the financial advisor to the Special Committee of Loral’s Board;

WHEREAS, on January 2, 2007, Defendants served a motion to dismiss Plaintiff’s complaint pursuant to CPLR 3211(a) for failure to adequately allege the futility of demand on Loral’s Board and for failure to state a cause of action for breach of fiduciary duty;

WHEREAS, on or about February 12, 2007, Plaintiff’s counsel advised Defendants that it was their intention to file an amended complaint incorporating the new factual allegations developed by Plaintiff during discovery;

WHEREAS, between January 2, 2007 and the present, the parties and the MHR Funds, by and through their respective counsel, have engaged in extensive arm’s-length and good faith discussions regarding the possibility of settling the Lawsuit;

WHEREAS, on February 26, 2007, all other conditions having been satisfied, Loral obtained the regulatory approvals required under the SPA to permit and require the consummation of the SPA, and on February 27, 2007, Loral and the MHR Funds consummated the SPA;

WHEREAS, the parties and the MHR Funds have reached an agreement in principle concerning the proposed settlement of the Lawsuit as set forth below;

WHEREAS, counsel for the parties and the MHR Funds believe that the proposed settlement is fair, reasonable, adequate, and in the best interests of Loral;

WHEREAS, Defendants, to avoid the costs, disruption, and distraction of further litigation, and without admitting the validity of any allegations made or causes of action asserted in the Lawsuit, or any liability with respect thereto, have concluded that it is desirable that the causes of action against them be settled on the terms reflected in this MOU;

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel, the parties and the MHR Funds have agreed in principle to settle the Lawsuit on the terms and conditions set forth below (the “Settlement”), subject to the approval of the Court:

1. a. The MHR Funds will pay to Loral $4 million in cash within five (5) business days of obtaining Final Court Approval (as defined in paragraph 6 below); and

b. The MHR Funds will pay to Loral an amount in cash within five (5) business days following the MHR Funds’ (which for purposes of this Section 1(b) shall be deemed to include any investment partnerships controlled by Fund Management) actual receipt of net cash or cash equivalent proceeds as set forth in this Section 1(b). In the event that the MHR Funds’ actual receipt of net cash or cash equivalent proceeds from the sale by the MHR Funds of (A) any or all Preferred Shares, (B) any shares, including any paid-in-kind dividends or Conversion Shares (as hereinafter defined) issued in respect of and pursuant to the terms of such Preferred Shares, or (C) any securities issued or delivered in exchange for or in respect of the securities referred to in clauses (A) and (B) above, taken together with the aggregate amount actually received by the MHR Funds in cash or cash equivalents for the securities referred to in clauses (A) and (B) above in consideration for any prior sales of such securities, in one or more transactions, is in excess of an amount equal to the product of:

(i) (X) $55 multiplied by (Y) the sum of the number of Preferred Shares issued on the Closing Date, plus any other shares, including any paid-in-kind dividends, issued in respect and pursuant to the terms thereof through the date of such sale, then the MHR Funds will pay (or cause the payment) to Loral an amount in cash equal to $9.5 million;

(ii) (X) $70 multiplied by (Y) the sum of the number of Preferred Shares issued on the Closing Date, plus any other shares, including any paid-in-kind dividends, issued in respect and pursuant to the terms thereof through the date of such sale, then the MHR Funds will pay (or cause the payment) to Loral an additional amount in cash equal to $8.5 million, such that the total amount of all cash payments to Loral pursuant to this Section 1(b) will equal $18 million; and

(iii) (X) $80 multiplied by (Y) the sum of the number of Preferred Shares issued on the Closing Date, plus any other shares issued, including any paid-in-kind dividends, in respect and pursuant to the terms thereof through the date of such sale, then the MHR Funds will pay (or cause the payment) to Loral an additional amount in cash equal to $8.5 million, such that the total amount of all cash payments to Loral pursuant to this Section 1(b) will equal $26.5 million.

Any distribution of any securities referred to in this Section 1(b) by any of the MHR Funds to any of their respective limited partners shall be deemed to be a sale for cash or cash equivalent proceeds at the value determined by the MHR Funds in accordance with the applicable MHR Fund partnership agreement.

“Conversion Shares” means the shares issued to the MHR Funds upon conversion of the Preferred Shares or any other preferred shares issued, including any paid-in-kind dividends, in respect of and pursuant to the terms of such Preferred Shares, and any replacement securities which the MHR Funds actually receive from time to time in exchange for such Conversion Shares.

All calculations set forth in this Section 1(b) shall be subject to proportionate adjustment to take into account any stock dividend, split, reverse split, combination, recapitalization or any similar transaction affecting the common stock, par value $0.01, of the Company as provided for in the Company’s Certificate of Incorporation. When used in connection with any preferred shares referred to in clause (Y) of subsections (i), (ii) and (iii) of this Section 1(b), such number of preferred shares shall be multiplied by the applicable Conversion Number at the time of such sale for such preferred shares as defined in the applicable Certificate of Designation relating thereto.

All capitalized terms used in this paragraph 1(b) and not defined herein shall have the meanings ascribed to them in the SPA and the exhibits thereto.

2. The Individual Defendants, Loral and the MHR Funds acknowledge that the benefits described in paragraph 1 above are the exclusive result of Plaintiff’s prosecution of the Lawsuit on Loral’s behalf.

3. Upon the execution of this MOU, Plaintiff’s counsel will promptly file an amended complaint which shall include the MHR Funds, Fund Management, MHR Institutional Advisors LP, MHRM LP, MHRA LP, MHR Institutional Advisors LLC (“Institutional Advisors”), MHR Advisors LLC (“Advisors”), MHR Institutional Advisors II LLC (“Institutional Advisors II”), MHR Institutional Advisors III LLC (“Institutional Advisors III”) and Mark H. Racheskey (in his capacity as the managing member of Fund Management, Advisors, Institutional Advisors, Institutional Advisors II and Institutional Advisors III) (collectively, “MHR”) as a defendant and shall be the complaint for purposes of this Settlement.

4. The parties to the Lawsuit and the MHR Funds will use their best efforts to agree upon and execute an appropriate stipulation of settlement (the “Stipulation”) and such other documentation as may be required in order to obtain Final Court Approval of the Settlement and dismissal of the Lawsuit upon the terms and conditions set forth in this MOU (collectively with the Stipulation, the “Settlement Documents”). The Stipulation will expressly provide, inter alia, that: (a) all Individual Defendants have denied, and continue to deny, that they have committed, attempted to commit, or aided and abetted others in committing, any violations of law or engaged in any wrongful acts; (b) the Defendants are entering into the Stipulation because the proposed Settlement would eliminate the burden, expense and distraction associated with further litigation; (c) Plaintiff and Plaintiff’s counsel, having made a thorough investigation of the facts, believe that the proposed Settlement is fair, reasonable and adequate and in the best interests of Loral and its shareholders; (d) neither this MOU, the Stipulation, nor any of their respective terms shall constitute an admission or finding of wrongful conduct, acts or omissions on the part of any of the Defendants or be admissible in any proceeding (other than for the purpose of enforcing their terms); (e) judgment be entered by the Court dismissing the Lawsuit in its entirety with prejudice and without costs to any party (except as provided in paragraph 8 below) and barring any causes of action that have been or might have been brought in any court or forum by Loral or any Loral shareholder on Loral’s behalf relating to or arising out of allegations made in the Lawsuit; and (f) complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, any and all claims, rights and causes of action, for damages, injunctive or equitable relief, or any other remedies, whether based on federal, state, local, statutory or common law or any other law, rule, or regulation, including, without limitation, known and unknown claims and claims under New York and Delaware statutory and common law, federal and state securities laws and claims under any federal or state law governing fiduciaries or the duties of fiduciaries, that have been, could have been, or in the future might be or could be asserted in any form and in any forum by Loral shareholders on behalf of Loral against Defendants, MHR, and any of their families, parent entities, affiliates or subsidiaries and each and all of their respective past, present, or future officers, directors, employees, attorneys, accountants, auditors, agents, investment bankers, consultants, insurers, reinsurers, heirs, executors, personal representatives, estates, administrators, predecessors, successors and assigns, and all entities managed or advised by MHR (collectively, the “Released Persons”) relating to or arising out of the subject matters contained in the complaints filed in the Lawsuit (the “Released Claims”). The Stipulation shall include a waiver, to the extent permitted by law, of unknown claims, including a waiver of the provisions of California Civil Code § 1542 and any similar provisions of the law of any other jurisdictions.

5. The parties to the Lawsuit will present the Settlement Documents to the Court as soon as practicable for approval of the proposed Settlement and any notice of the proposed Settlement to Loral shareholders required by the Court. Loral shall be responsible for and pay all costs and expenses incident to such notice. The contents and manner of such notice shall be mutually agreed upon by the parties to this MOU.

6. The parties to the Lawsuit will also use their best efforts to obtain Final Court Approval of the Stipulation and Settlement, entry of final judgment, and dismissal of the Lawsuit with prejudice as to all causes of action asserted or which could have been asserted against Defendants and MHR in the Lawsuit and without costs to any party (other than counsel fees and expenses as provided in paragraph 8 below). As used herein, “Final Court Approval” of the Settlement means that the Court has entered an order approving the Settlement in accordance with the terms of the Settlement Documents and that such order is finally affirmed on appeal or is no longer subject to appeal.

7. The consummation of the Settlement is subject to: (a) the drafting and execution of the Settlement Documents; (b) the completion by Plaintiff of confirmatory discovery in the Lawsuit reasonably satisfactory to Plaintiff’s counsel; and (c) Final Court Approval of the Stipulation and Settlement and dismissal of the Lawsuit in its entirety with prejudice and without awarding costs to any party (except as provided in paragraph 8 below). Any information disclosed during the course of confirmatory discovery may not be used for any purpose, except for pleadings and court papers filed for the purpose of effectuating the Settlement. This MOU shall be null and void and of no force and effect should any of the conditions set forth in this paragraph not be met or should Plaintiff’s counsel reasonably determine, following confirmatory discovery, that the Settlement is not fair and reasonable, and in that event, this MOU shall neither be deemed to prejudice in any way the positions of the parties with respect to the Lawsuit nor entitle any party to recover any costs or expenses incurred in connection with the implementation of this MOU.

8. Following the negotiation of the Settlement terms above, the parties negotiated at arm’s-length and in good faith over the attorneys’ fees, costs and expenses to be awarded to Plaintiff’s counsel subject to approval by the Court. Plaintiff’s Counsel have advised the Defendants that they intend to apply to the Court for an award of attorneys’ fees and reimbursements of expenses and disbursements, in an aggregate amount not to exceed (i) $1.5 million in cash to be paid solely by Loral to the account of Rigrodsky & Long, P.A., as escrow agent of Plaintiff’s counsel (“Rigrodsky”), within five (5) business days of Final Court Approval of the Settlement and the fee award, and (ii) an additional amount not to exceed $250,000 promptly following any payment made pursuant to each of Sections 1(b)(i), 1(b)(ii) and 1(b)(iii). Rigrodsky shall be solely responsible for the distribution of Plaintiff’s attorneys’ fees, costs and expenses. Loral shall have no responsibility or liability for any award of fees, costs and expenses in excess of $2.25 million and neither the Defendants nor MHR shall have any responsibility or liability for the allocation of the fees, costs and expense awards among Plaintiff’s counsel in the Lawsuit. The court’s decision regarding award of attorneys’ fees, costs and expenses shall not affect the validity or finality of the remaining terms of the Settlement.

9. Miscellaneous: (a) this MOU may be executed in counterparts by any of the signatories hereto, including by fax or telecopy, and as so executed shall constitute one agreement; (b) this MOU, the Stipulation and the Settlement contemplated by them shall be governed by and construed in accordance with the laws of the State of New York without regard to New York conflict of laws rules, and the Court shall have exclusive jurisdiction over any action or proceeding to enforce or challenge the effect of this MOU, the Stipulation or the Settlement; (c) this MOU shall be binding upon and inure to the benefit of the parties and their respective agents, attorneys, executors, heirs, successors and assigns, subject to the conditions set forth herein; (d) each of the attorneys executing this MOU represents that she or he has been duly empowered and authorized by his/her respective client(s) to do so; (e) Plaintiff and her undersigned counsel represent and warrant that none of the claims or causes of action asserted in the Lawsuit has been assigned, encumbered or in any manner transferred in whole or in part; (f) neither the Individual Defendants nor MHR (except as expressly provided herein) shall bear any responsibility for any payments under this MOU, the Stipulation, or the Settlement, or any expenses, costs, damages or fees alleged or incurred by Plaintiff or her attorneys, experts, advisors, agents or representatives; (g) the provisions contained in this MOU, and any of the negotiations or proceedings connected with it, shall not be deemed or construed as a presumption, concession or admission by any of the Individual Defendants, Loral, or MHR of any breach of duty, liability, default or wrongdoing or as to any facts or causes of action which were or could have been alleged or asserted in the Lawsuit, and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in the Lawsuit or in any other action or proceeding of any nature whatsoever; and (h) this MOU contains the parties’ entire agreement on the subject hereof, and supersedes any prior oral or written communications by the parties, and may be modified or amended only by a writing signed by the signatories hereto.

10. By signing this MOU, Plaintiff’s counsel represents and warrants that Plaintiff was a Loral shareholder at the time the Lawsuit was filed and is still a shareholder of Loral.

11. Pending consummation of the Settlement, Plaintiff shall not seek relief in any forum, or take any action in the Lawsuit, and all proceedings in the Lawsuit or otherwise shall be stayed and suspended, except (i) as to the confirmatory discovery discussed at paragraph 7 above and (ii) that the parties shall take all such action and file such papers as are necessary and appropriate to effect consummation and approval of the Settlement.

12. If any action or other proceeding is or has been filed in state or federal court asserting claims that are related to the subject matter of the Lawsuit prior to Final Court Approval of the Settlement, Plaintiff’s counsel shall reasonably cooperate with Defendants in obtaining the stay, dismissal, or withdrawal of any such action, including joining in any motion to dismiss such action to the extent such action is consistent with Plaintiff’s counsel’s fiduciary duties.

Dated: March 21, 2007	FARUQI & FARUQI, LLP BY: /s/ Nadeem Faruqi

NADEEM FARUQI BETH A. KELLER 369 Lexington Avenue, 10th Floor New York, NY 10017 Telephone: 212/983-9330 Facsimile: 212/983-9331 Attorneys for Plaintiff

Dated: March 21, 2007	RIGRODSKY & LONG, P.A. BY: /s/ Seth D. Rigrodsky

SETH D. RIGRODSKY BRIAN D. LONG 919 North Market Street, Suite 980 Wilmington, DE 19801 Telephone: 302/295-5310 Facsimile: 302/654-7530 Attorneys for Plaintiff

Dated: March 21, 2007	WILLKIE FARR & GALLAGHER LLP BY: /s/ Francis J. Menton, Jr.

FRANCIS J. MENTON, JR. RUSSELL D. MORRIS DANIEL M. BURSTEIN 787 Seventh Avenue New York, New York 10019 Telephone:
212/728-8000 Facsimile: 212/728-8111 Attorneys for Michael Targoff, Dean Olmstead and John Stenbit

Dated: March 21, 2007	STROOCK & STROOCK & LAVAN LLP BY: /s/ Melvin A. Brosterman

MELVIN A. BROSTERMAN RYAN M. PAPIR 180 Maiden Lane New York, New York 10038 Telephone:
212/806-5400 Facsimile: 212/806-6006
Attorneys for MHR Capital Partners Master
Account LP, MHR Capital Partners (100) LP, MHR
Institutional Partners II LP, MHR
Institutional Partners IIA LP, MHR
Institutional Partners III LP, Mark Rachesky,
Sai Devabhaktuni, and Hal Goldstein

Dated: March 21, 2007	KING & SPALDING LLP BY: /s/ Richard A. Cirillo

RICHARD A. CIRILLO 1185 Avenue of the Americas New York, NY 10036 Telephone: 212/556-2100 Facsimile: 212/556-2222 Attorneys for John D. Harkey, Jr. and Arthur L. Simon

Dated: March 21, 2007	TRACHTENBERG RODES & FRIEDBERG LLP BY: /s/ Leonard A. Rodes

LEONARD A. RODES 545 Fifth Avenue New York, New York 10017 Telephone: 212/972-2929 Facsimile: 212/972-7581 Attorneys for Loral Space & Communications Inc.